December 4, 1996



Kenneth Dubach
9786 North Foothills Highway
Longmont, CO 80503


Kenneth Dubach hereby agrees to indemnify and hold harmless Good Times from and against any and all obligations, claims, demands, losses, liabilities, costs and expenses (including reasonable attorneys fees) suffered, sustained, incurred or required to be paid by Good Times arising out of or in any way relating to the promissory note of Boise Co-Development Limited Partnership ("BCDLP") dated November 3, 1995 in the original principal amount of $254,625 and the promissory note of BCDLP dated November 3, 1995 in the original principal amount of $104,055 or Good Times' guarantee of such notes.



Agreed and acknowledged this 10th day of December, 1996.


/s/ Kenneth Dubach
Kenneth Dubach